UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2022

Invivyd, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40703	85-1403134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 178 Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 819-0080

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	IVVD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2022, Redonda Miller, M.D., M.B.A. notified Invivyd, Inc. (the “Company”) of her decision to resign from the Board of Directors of the Company (the “Board”) and all committees thereof, effective immediately. The resignation of Dr. Miller was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On October 20, 2022, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Christine Lindenboom as a Class II director, effective immediately, with her term expiring at the Company’s 2023 annual meeting of stockholders. The Board also appointed Ms. Lindenboom to the Nominating Committee, effective immediately.

Ms. Lindenboom’s compensation as a director will be consistent with the compensation provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, Ms. Lindenboom will receive an annual cash retainer of $40,000 for her Board service. Ms. Lindenboom will receive an additional annual retainer of $4,000 for her service on the Nominating Committee. Ms. Lindenboom was granted a nonqualified option to acquire 150,000 shares of common stock of the Company (the “Common Stock”), with such grant vesting over a three-year period, with one-third of the shares vesting on the first anniversary of October 20, 2022 (the “Grant Date”) and 1/36th of the shares vesting in equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the Grant Date, subject to Ms. Lindenboom’s service with the Company through each such vesting date. The option is exercisable for 10 years from the Grant Date, with the same per share exercise price as the closing sales price of the Common Stock on the Nasdaq Stock Market on the Grant Date. The option will also be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan, as amended.

The Company and Ms. Lindenboom also entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.4 to the Registration Statement on Form S-1/A (File No. 333-257975) filed with the U.S. Securities and Exchange Commission on August 2, 2021. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify each director for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their service as a director of the Company.

There is no arrangement or understanding between Ms. Lindenboom and any other person pursuant to which Ms. Lindenboom was appointed a director of the Company. There are no relationships or transactions in which Ms. Lindenboom has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On October 24, 2022, the Company issued a press release announcing changes to the Board. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 24, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVYD, INC.

Date: October 24, 2022	By:	/s/ Jill Andersen
Jill Andersen
Chief Legal Officer and Corporate Secretary